UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 11, 2012 (June 8, 2012)

CYS Investments, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33740	20-4072657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
890 Winter Street, Suite 200
Waltham, Massachusetts 02451
(Address of principal executive offices)
Registrant’s telephone number, including area code: (617) 639-0440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
Bonus Plan
Effective as of June 8, 2012, the Board approved the Incentive Compensation Plan for the year ending December 31, 2012 (the “Bonus Plan”) to allow the Company’s employees to earn incentive compensation based on the achievement of financial, strategic and individual goals, while closely aligning the interests of the Company’s employees and stockholders. Under the Bonus Plan, the Compensation Committee will grant bonus awards comprised of a quantitative component and a qualitative component. For 2012, bonus awards issued pursuant to the Bonus Plan will not, in the aggregate, exceed an amount equal to $15 million for the year ended December 31, 2012, unless the Board elects to make awards in excess of this limitation.
The quantitative component will be determined for 2012 based on (i) the Company’s return on net assets (“RONA”) (calculated in accordance with the terms of the Bonus Plan) exceeding the ranges of RONA specified in the Bonus Plan (the “Absolute Return Sub-Component”) and (ii) the Company’s relative three-year total return performance (based on stock price appreciation and dividend yield) compared to a competitor peer group specified in the Bonus Plan (the “Relative Return Sub-Component”). The Absolute Return Sub-Component and the Relative Return Sub-Component will represent 70% and 30%, respectively, of the total quantitative component of each bonus award issued pursuant to the Bonus Plan. The Bonus Plan also provides that any bonus awards attributable to returns realized because the Company has exceeded the Board’s pre-determined leverage ratio limit will not be paid to participants in the Bonus Plan. As set forth in the Bonus Plan, the Compensation Committee will determine the size of the qualitative component of each bonus award based on the size of the respective quantitative component.
If no awards are earned pursuant to the quantitative component of the Bonus Plan, the Compensation Committee may set the qualitative component of each bonus award up to an amount equal to what each respective participant in the Bonus Plan would have earned if the minimum thresholds of the quantitative component had been met. If awards are earned pursuant to the quantitative component of the Bonus Plan, the Compensation Committee may adjust the size of the quantitative component of each such award by up to 25% of the quantitative component, which amount will be awarded under the qualitative component of the Bonus Plan. The Compensation Committee will determine the amount of the qualitative component based on a number of factors, including, (i) for the Chairman and Chief Executive Officer, leadership of the Board and the Company, investor relations, stockholder communications, capital raising, the Company’s performance relative to its budget, risk management and capital preservation, and (ii) for the other senior executive officers, qualitative performance objectives determined annually by the Chief Executive Officer and the Board, which may include criteria such as business unit/functional area performance and leadership and organizational development.
Pursuant to the Bonus Plan, the maximum amount of the quantitative component of any bonus award awarded to Mr. Grant is 550% of his base salary. Ms. Spark, Mr. Cleary, and Mr. Rosenbloom will be eligible to receive bonus awards, the maximum amounts of the quantitative components of which will be equal to 150% of their respective base salaries. Except as set forth in the Bonus Plan, employees will receive 50% of his or her bonus in cash and 50% in shares of restricted stock that will vest ratably on an annual basis over a five-year period.
A copy of the Bonus Plan is filed as Exhibit 10.1 and incorporated in this Item 5.02 by reference. The above description is a summary of the Bonus Plan and is qualified in its entirety by the complete text of the Bonus Plan.
Forward Looking Statements Disclaimer
This Current Report on Form 8-K contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995, including with regard to the payments under the Bonus Plan and the anticipated benefits of the Bonus Plan. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, each of which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.

Exhibit No.	Description
10.1	Incentive Compensation Plan

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYS INVESTMENTS, INC.

Dated: June 11, 2012	BY:	/s/ KEVIN E. GRANT
Kevin E. Grant
Chief Executive Officer, President, Chief Investment Officer, and Chairman of the Board (Principal Executive Officer)

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Incentive Compensation Plan